Registration No. 333-158426
As filed with the U.S. Securities and Exchange Commission on September 18, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

K-KITZ, INC.

(Exact name of registrant as specified in its charter)

Delaware	5099	20-5313323
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Jennifer H. Jarvis
President and Chief Executive Officer
1630 Integrity Drive East Columbus, Ohio 43209 Tel: (614) 449-8614 Fax: (614) 449-9605	K-Kitz, Inc. 1630 Integrity Drive East Columbus, Ohio 43209 Tel: (614) 449-8614 Fax: (614) 449-9605
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Greenberg Traurig, LLP
MetLife Building
200 Park Avenue, 15 th Floor
New York, New York 10166
Attention: Spencer G. Feldman, Esq.
Tel: (212) 801-9200
Fax: (212) 801-6400

As soon as practicable after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☐	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting under said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

K-KITZ, INC.

Shares of Common Stock
1,000,000 Minimum - 2,000,000 Maximum

Before this offering, there has been no public market for our shares of common stock. Assuming we raise the minimum amount in this offering, we will attempt to have the shares quoted on the OTC Bulletin Board.  There is no assurance that the shares will ever be quoted on the OTC Bulletin Board. To be quoted on the OTC Bulletin Board, a market maker must apply to make a market in our common stock.

We are offering up to a total of 2,000,000 shares of common stock on a self-underwritten basis, 1,000,000 shares minimum, and 2,000,000 shares maximum. The offering price is $0.05 per share. In the event that 1,000,000 shares are not sold within 180 days after the date of this prospectus, at our sole discretion, we may extend the offering for an additional 90 days. If we decide to extend the offering for this additional period, we will file a post-effective amendment of our registration statement informing you of this extension.  In the event that 1,000,000 shares are not sold within 180 days after the date of this prospectus or within the additional 90 days if extended, all money received by us and held in escrow will be returned to you the next business day or as soon as possible after the offering’s termination, without charge, deduction or interest. If at least 1,000,000 shares are sold within 180 days after the date of this prospectus or within the additional 90 days if extended, all money received by us will be retained by us and there will be no refund. There are no minimum purchase requirements for each individual investor.  The proceeds of this offering will be deposited at Fifth Third Bank, Columbus, Ohio, in an escrow account established by us, until we have sold at least 1,000,000 shares of common stock. Once we sell at least 1,000,000 shares of common stock, Fifth Third Bank will release the funds from escrow to us.

There are no underwriting commissions involved in this offering. Our common stock will be sold on our behalf by our officers and directors.  The intended methods of communication with potential investors include, without limitation, telephone calls and personal contacts.  Our officers and directors will not receive any commissions or proceeds from the offering for selling the shares on our behalf.

Investing in our common stock involves a high degree of risk.  Please see “Risk Factors” starting on page 6.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2009

K-KITZ, INC.

TABLE OF CONTENTS

SUMMARY OF OUR OFFERING

Prospectus Summary

The following summary is only a shortened version of the more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety.

Our Business

K-Kitz, Inc. designs, assembles, markets and sells emergency preparedness kits and supplies to school systems, municipalities, businesses and other customers.  We combine our own direct marketing and sales effort, primarily through our kkitz.com website, with approximately 11 independent dealers which resell our products to these target buyers throughout the country.

We custom design and assemble most of our emergency preparedness kits based on the individual needs of a buyer. During 2008, we supplied kits to end-users such as the Board of Health of Franklin County, Ohio and the Roman Catholic Diocese for parochial schools in and around Columbus, Ohio, and to dealers such as Airgas Safety, Inc. and Safety Environmental Control, Inc.  We believe these customers are representative of our overall customer base.  We are able to assemble the kits using a variety of essential emergency supplies such as crank lanterns, weatherband radios, portable decontamination chambers, megaphones, first responder vests, protection facemasks, disposable gloves and blood pressure cuffs.  Our approach is to be responsive to customer needs by performing these customized services, while also supplying a full line of products from a single source.  Competition in this market is based largely on design capability, price, product quality, customer service and ability to meet delivery requirements.

We were incorporated in the state of Delaware on August 9, 2006.  Our principal executive offices are located at 1630 Integrity Drive East, Columbus, Ohio 43209, and our telephone number is (614) 449-8614.  Our web address is www.kkitz.com.  Information on our website is not part of this prospectus.

As described more fully in the Risk Factors section below, we face numerous obstacles in operating and expanding our business, including:

•	conservative state and municipal budgets which negatively affect spending by school systems and municipalities, our primary customers,

•	lack of capital to significantly expand our marketing capabilities beyond our existing base in Columbus, Ohio,

•	many competitors that make similar emergency preparedness kits, some of which operate in large geographical regions and sell nationally and have greater resources than we have, and

•	our poor financial condition raises substantial doubt about our ability to continue as a going concern.

The Offering

Following is a brief summary of this offering:

Securities being offered	A minimum of 1,000,000 shares of common stock and a maximum of 2,000,000 shares of common stock, par value $0.000001 per share.

Offering price	$0.05 per share.

Offering period	The shares are being offered for a period not to exceed 180 days after the date of this prospectus, unless extended by our board of directors for an additional 90 days.

Net proceeds to us	Approximately $50,000 assuming the minimum number of shares is sold. Approximately $100,000 assuming the maximum number of shares is sold.

Use of proceeds	We will use the net proceeds of this offering to expand our marketing efforts and for working capital.

Number of shares outstanding before the offering	4,500,000 shares.

Number of shares outstanding after the offering	5,500,000 shares (minimum); 6,500,000 shares (maximum)

Risk factors
Investing in our common stock involves a high degree of risk.  The common stock offered in this prospectus is for investment purposes only and there is currently no public trading market for our common stock.  Please refer to the sections “Risk Factors” and “Dilution” before making an investment in our stock.

The proceeds of the offering will be deposited at Fifth Third Bank, Columbus, Ohio, in an escrow account established by us.  Fifth Third Bank will hold the funds in the account until we receive a minimum of $50,000 at which time Fifth Third Bank will release the funds to us. Any funds received in excess of $50,000 will immediately be available to us. If we do not receive the minimum amount of $50,000 within 180 days after the date of this prospectus, we may extend the offering for an additional 90 days. If we have not received the minimum amount at the end of the 90-day extension, Fifth Third Bank will return all funds to you the next business day or as soon as possible after the offering’s termination, without charge, deduction or interest. During the 180-day period after the date of this prospectus and possible additional 90-day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $50,000 within the 180-day period after the date of this prospectus, which period could be extended by an additional 90 days at our discretion for a total of 270 days.  If we decide to extend the offering for this additional 90-day period, we will file a post-effective amendment of our registration statement informing you of this extension.  Investors will not be entitled to a refund of their investment if we decide to extend the offering period for the additional 90 days.

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	Year ended December 31,		Six Months ended June 30,
	2008	2007	2009	2008
			(unaudited)
Income Statement Data :
Revenue	$459,229	$197,120	$158,300	$120,137
Operating expenses	475,074	187,465	145,577	92,569
Deferred income taxes	—	1,866	—	5,500
Net income (loss)	(15,845)	7,789	12,723	16,568

Balance Sheet Data (at end of period) :
Total assets	$139,726	$60,564	$90,782	$79,586
Total current liabilities	128,385	33,378	21,716	35,831
Total stockholders’ equity	11,341	27,186	69,066	43,755

Please see our pro forma balance sheet as of December 31, 2008 and pro forma income statements for the year ended  December 31, 2008 and six months ended June 30, 2009 in the financial statements contained in this prospectus reflecting the issuance of 4,500,000 shares of our common stock to Jennifer H. Jarvis, our President, Chief Executive Officer and Chief Financial Officer, on January 24, 2009, in consideration for her past performance of services for us. We did not receive cash in connection with the issuance of those shares.

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock. We discuss all material risks in the risk factors.

Risks Associated with K-Kitz

We depend on state and municipal budgets, which have been cut over the past several years, and negatively affect spending by school systems and municipalities, which are our primary customers.

Our primary market depends on the adequacy of funding of school systems and municipalities.  As a result of  conservative state and municipal budgets caused by the current economic slowdown, we believe this market has not experienced any appreciable growth over the past several years.  This was particularly true in our major geographic market, which is the central Ohio area.  In addition, prices have trended upward for products used in our emergency preparedness kits.  This, together with competitive bidding for orders, affects our overall profitability and, should these conditions persist, will continue to have an adverse effect on our financial result in the future.

We have reported limited sales and net income, and there can be no assurance that we will ever generate significant sales or net income.

We were incorporated in August 2006 and have had limited operations.  Our operations are subject to all of the risks inherent in the establishment of a new business enterprise.  The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the growth of a new business, the scaling-up of operations and the competitive environment in which we are operating.  For the year ended December 31, 2008, we had revenue of $459,229 and a net loss of $15,845.  As of December 31, 2008, we had total stockholders’ equity of $11,341, a decrease of $15,845 from December 31, 2007.  Our total stockholders’ equity increased to $69,066 as of June 30, 2009.  For the year ended December 31, 2007, we had revenue of $197,120 and net income of $7,789.  For the six-month period ended June 30, 2009, we had unaudited revenue of $158,300, compared to revenue of $120,137 for the comparable period in 2008.  We had a net income of $12,723 for the six months ended June 30, 2009, compared to net income of $16,568 for the comparable 2008 period.  No assurance can be given that we will have net income in future periods or ever generate significant sales.

Our poor financial condition and support and accommodations from a significant related party raise substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has indicated in its audit report for the year ended December 31, 2008, that, because we have remained in business due, in large part, to certain support and accommodations from a significant related party to meet our current liquidity needs, there is substantial doubt about our ability to continue as a going concern.  Since our inception, we have received support and accommodations from our relationship with Jendco Safety Supply Inc., a company owned by the mother of Jennifer H. Jarvis, our President, Chief Executive Officer and Chief Financial Officer.  Although we believe we purchase supplies from Jendco at prices that are no lower than those quoted by Jendco to unrelated purchasers for similar quantities of products, we believe we have received favorable payment terms (averaging slightly in excess of 30 days after receipt of invoice) for purchasers in our financial condition.  We have no written agreement with Jendco.  Additionally, we lease our principal executive offices and warehouse in Columbus, Ohio from Ms. Jarvis’ mother.  Although we believe we pay rent at a market rate for the space that we occupy, we have not been required to make a security deposit.  By utilizing these facilities, we are also able to place purchase orders for, and obtain delivery of, emergency preparedness supplies very quickly.  Although we have not received any cash advances or loans from Jendco, Jendco’s support and accommodations have helped us meet our liquidity needs.  Our poor financial condition and failure to continue to have the support and accommodations from Jendco could inhibit our ability to achieve our business plan.

We compete with many different companies, some of which operate in large geographical regions and sell nationally with greater resources than we have.

We compete with a variety of companies that manufacture or distribute emergency preparedness kits.  While many competitors are small, privately-owned companies, some operate in large geographical regions and some sell nationally, either through a system of dealers, direct sales offices, or both, such as Aramsco (a Safeguard Industrial company), with greater financial and personnel resources than we have.  Competition in these markets is based largely on design capability, price, product quality, customer service and ability to meet delivery requirements.

We could be exposed to product liability if the products we sell malfunction, and such damages may be substantial.

The products we sell are intended to be used in emergency and disaster situations.  Although we do not sell products for immediate medical treatment or for use in a “life or death” situation, in the event of a malfunction of any of our products, irrespective of the cause, we could be sued alone or along with other companies and become liable for substantial damages.  We have secured product liability insurance aggregating $1,000,000.  There can be no assurance that such insurance will be adequate to protect us from defense costs and a possible adverse judgment against us.

We have a limited marketing and sales capability, which would not currently support extensive growth and could cause our results of operations to be stagnant.

We have limited internal marketing and sales capability at this time.  We also presently use independent dealers to market our products.  These dealers handle other product lines, many of which may be of greater significance to them than our products.  Currently, our own direct marketing and sales force and independent dealers would not support extensive growth.  This limited marketing and sales capability could cause our results of operations to be stagnant for an indefinite period of time.

We have a need for the proceeds of this offering to expand our marketing efforts and for subsequent funding thereafter.

We have a need for the proceeds of this offering in order to finance our planned marketing efforts that would include exhibiting our products at selected trade shows and conducting print and direct-mail campaigns to targeted customers.  No assurance can be given that the amount of money being allocated to such marketing efforts will be sufficient to complete these plans, or that we will derive any profits from these planned marketing efforts.  Additionally, although we believe the anticipated proceeds of this offering, together with cash on hand and projected cash flow from operating activities, will allow us to conduct our operations for at least the next 12 months (if the minimum number of shares are sold) to 18 months (if all of the shares are sold), our continued operations thereafter will depend upon the availability of cash flow, if any, from our operations or our ability to raise additional funds through equity or debt financing.  There is no assurance that we will be able to obtain additional funding when it is needed, or that such funding, if available, will be obtainable on terms and conditions favorable to or affordable by us.  If we cannot obtain needed funds, we may be forced to curtail our activities.

If Jennifer H. Jarvis resigns or dies without our having found a replacement, our operations may be suspended or cease. If that should occur, you could lose your investment.

Jennifer H. Jarvis is our President, Chief Executive Officer and Chief Financial Officer.  We are dependent upon her to coordinate the marketing of our products and for her knowledge and contacts in our business.  If Ms. Jarvis should resign or die there will be no one with her knowledge to operate the company. Further, we do not have an employment agreement with Ms. Jarvis and we do not have key-person life insurance for our benefit should she die. If we lose the services of Ms. Jarvis, and until we find another person to replace her, our operations may be suspended. In that event, it is possible you could lose your entire investment.

We consider our industry know-how proprietary but own no registered intellectual property or technology, and others may seek to copy it without compensating us.

We have no registered intellectual property rights as to the industry know-how and trade secrets that we believe we have developed relating to our decontamination chambers and pumps and certain other minor products, and we cannot be sure that others will not independently develop the same or similar industry know-how, or otherwise obtain access to or duplicate our industry know-how without compensating us.  To protect our rights in these areas, we require all employees, consultants and others who work for or with us to enter into confidentiality agreements.  We cannot be sure that these agreements will provide meaningful protection for our industry know-how, trade secrets or other information in the event of any unauthorized use, misappropriation  or disclosure.  We do not consider the grant of patents, trademarks or other registered intellectual property essential to the success of our business.

Having only two officers and directors (the same persons) limits our ability to establish effective independent corporate governance procedures and increases the control of our senior executive officer.

We have only two directors, who are also our executive officers.  Accordingly, we cannot establish board committees comprised of independent members to oversee functions like compensation or audit issues.  In addition, a tie vote of board members is decided in favor of the chairman (who is Jennifer H. Jarvis, our President, Chief Executive Officer and Chief Financial Officer), which gives Ms. Jarvis significant control over all corporate issues.

Unless and until we have a larger board of directors that would include one or more independent members, there will be limited oversight of Ms. Jarvis’ decisions and activities and little ability for you to challenge or reverse those activities and decisions, even if they are not in your best interests.

Risks Associated with this Offering

Because there is no public trading market for our common stock, you may not be able to resell your stock and, as a result, your investment is illiquid .

There is currently no public trading market for our common stock. Therefore, there is no central place, such as a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale, of which there is no assurance. As a result, your investment is illiquid.

We are selling the shares offered in this prospectus without an underwriter and may not be able to sell all of the shares.

The shares of common stock are being offered on our behalf by our officers and directors on a self-underwritten efforts basis.  No broker/dealer has been retained as an underwriter and no broker/dealer is under any obligation to purchase any shares.  There are no firm commitments to purchase any of the shares in this offering.  Consequently, there is no guarantee that we, through our officers and directors, are capable of selling all of the shares offered in this prospectus.

Finra sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority, or Finra, has adopted rules that require that in recommending an investment to a customer, a broker/dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities (commonly referred to as penny stock) to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  These requirements are described in more detail in this prospectus under the heading “Plan of Distribution and Terms of the Offering; Section 15(g) of the Exchange Act - Penny Stock Disclosure” below.  Under interpretations of these rules, Finra believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers.  Finra requirements will make it more difficult for broker/dealers to recommend that their customers buy our common stock when traded, which may have the effect of reducing the level of trading activity and liquidity of our common stock in the future.  Further, many brokers charge higher fees for these speculative low-priced securities transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

Jennifer H. Jarvis will continue to exercise significant control over our operations. As a minority stockholder, you would have no control over certain matters requiring stockholder approval that could affect your ability to resell any shares you purchase in this offering.

If the maximum number of shares are sold in this offering, Jennifer H. Jarvis will own 69.2% of our then outstanding shares of common stock. Due to the controlling amount of her share ownership, she will have a significant influence in determining the outcome of all corporate transactions, including the election of directors, approval of significant corporate transactions, changes in control of the company or other matters that could affect your ability to ever resell your shares. Ms. Jarvis’ interests may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other stockholders.

We will incur ongoing costs and expenses for SEC reporting and compliance and we may not be able to remain in compliance, making it difficult for investors to sell their shares, if at all.

Our business plan allows for the estimated $39,000 cost of this registration statement to be paid from existing cash on hand. We plan to contact a market maker promptly following the effective date of this registration statement (and do not currently expect any shortage of or delay in identifying a qualified market maker) and apply to have the shares quoted on the OTC Bulletin Board operated by Finra.  To be eligible for quotation on the OTC Bulletin Board, issuers must remain current in their periodic report filings with the SEC. Securities that become delinquent in their required filings are removed. In order for us to remain in compliance we will require funds to cover the cost of these filings, which could comprise a substantial portion of our available cash resources. If we are unable to remain in compliance, it may be difficult for you to resell any shares you may purchase, if at all.

We do not anticipate paying cash dividends on our common stock at any time.  Don’t buy our shares if you expect to receive dividends.

We have never declared or paid dividends on our common stock and do not expect paying dividends on our common stock at any time in the foreseeable future.

Our charter contains some anti-takeover provisions that may inhibit a takeover that might benefit you.

The provisions in our certificate of incorporation relating to delegation to the board of directors of rights to determine the terms of preferred stock may have the effect not only of discouraging attempts by others to buy us, but also of making it more difficult or impossible for existing stockholders to make management changes.  The ability of our board of directors to determine the terms of preferred stock, while providing flexibility in connection with possible business purchases and other corporate purposes, could make it more difficult for a third party to secure a majority of our outstanding shares of common stock.

USE OF PROCEEDS

Our offering is being made on a $50,000 minimum, $100,000 maximum self-underwritten basis.  The table below sets forth the use of proceeds if 1,000,000 shares (minimum) and 2,000,000 shares (maximum) of the offering are sold, deducting in each case $39,000 in estimated direct offering costs.  The two offering scenarios below are presented for illustrative purposes only and the actual amount of proceeds received, if any, may differ.

	Sale of	Sale of
	1,000,000	2,000,000
	Shares	Shares
Application of Net Proceeds	(Minimum)	(Maximum)

Marketing efforts	$7,000	$37,000
Working capital	4,000	24,000
Total	$11,000	$61,000

We expect to pay the offering costs from cash on hand and not from the proceeds of this offering.

The net proceeds of this offering will be used to expand our marketing efforts and for working capital.  The proceeds allocated for marketing will be used principally to exhibit our products at selected trade shows scheduled in 2009-2010, and to engage in one or more print and direct-mail campaigns to targeted customers.  See “Business Description — Sales and Markets.”  A portion of the proceeds allocated for working capital will be used to add the latest e-commerce features to our website.  If more than 1,000,000 shares are sold in this offering, we may determine to hire an additional sales person.

We believe the anticipated proceeds of this offering, together with cash on hand and projected cash flow from operating activities, will allow us to conduct our operations for at least the next 12 months if the minimum number of shares are sold and for at least 18 months if the maximum number of shares are sold.

There are no underwriting commissions involved in this offering. Our common stock will be sold on our behalf by our officers and directors. Our officers and directors will not receive any commissions or proceeds from the offering for selling the shares on our behalf.

DETERMINATION OF OFFERING PRICE

Before this offering, there has been no public or other trading market for our shares of common stock, and we cannot give any assurance to you that an active secondary market might develop or will be sustained after this offering.  The price of the shares we are offering has been determined solely by us (as there is no underwriter or placement agent involved in this offering) and, as such, is arbitrary in that the price does not necessarily bear any relationship to our assets, earnings, book value or other criteria of value, and may not be indicative of the price that may prevail in the public market.  No third-party valuation or appraisal has ever been prepared for our business.  Among the factors we considered in setting a price were (without one factor being materially more important than the others):

•	our need to raise up to a total of $100,000 in gross proceeds in this offering,

•	our limited operating history, as well as the other numerous obstacles we face in operating and expanding our business, as described in the Risk Factors section of this prospectus,

•	the amount of capital to be contributed by purchasers in this offering in proportion to the number of shares of common stock to be retained by existing stockholders, and

•	our cash requirements to run our business over the next 12 to 18 months.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of June 30, 2009, the pre-offering net tangible book value of our shares of common stock was approximately $41,991, or approximately $0.0093 per share based upon 4,500,000 shares outstanding. The pre-offering net tangible book value reflects the $27,075 of offering expenses already paid as of June 30, 2009. Our offering costs will be paid from cash on hand, not from the proceeds of this offering. Of our $39,000 estimated offering costs, $27,075 had already been paid as of June 30, 2009, resulting in $11,925 remaining to be paid.

If All of the Shares are Sold

Upon completion of this offering, in the event all of the shares are sold, the post-offering net tangible book value of the 6,500,000 shares to be outstanding will be approximately $157,141, or approximately $0.0242 per share. The post-offering net tangible book value reflects the $11,925 of offering expenses remaining to be paid. The net tangible book value of the shares held by our existing stockholder will be increased by $0.0149 per share without any additional investment on her part.

After completion of this offering, if 2,000,000 shares are sold, non-affiliated stockholders would own 30.8% of the total number of shares then outstanding for which non-affiliated stockholders will have made a cash investment of $100,000, or $0.05 per share. Our existing affiliated stockholder received 4,500,000 shares of common stock (valued at a price of $0.01 per share, or $45,000 in total) in consideration for her past performance of services for us. We did not receive cash in connection with the issuance of those shares. If 2,000,000 shares are sold in this offering, our existing affiliated stockholder will own 69.2% of the total number of shares then outstanding.

If the Minimum Number of Shares are Sold

Upon completion of this offering, in the event 1,000,000 shares (the minimum) are sold, the post-offering net tangible book value of the 5,500,000 shares to be outstanding will be approximately $107,141, or approximately $0.0195 per share. The post-offering net tangible book value reflects the $11,925 of offering expenses remaining to be paid. The net tangible book value of the shares held by our affiliated stockholder will be increased by $0.0102 per share without any additional investment on her part.

After completion of this offering, if 1,000,000 shares are sold, non-affiliate stockholders will own 18.2% of the total number of shares then outstanding for which non-affiliate stockholders will have made a cash investment of $50,000, or $0.05 per share.  If 1,000,000 shares are sold in this offering, our existing affiliated stockholder will own 81.8% of the total number of shares then outstanding. The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing stockholder if all of the shares are sold

Net tangible book value per share before offering	$0.0093
Pro forma net tangible book value per share after offering	$0.0242
Increase in net tangible book value per share attributable to new investors	$0.0149
Dilution per share to new investors	$0.0258

Capital contribution of existing stockholder	$64,397
Number of shares outstanding before the offering	4,500,000
Number of shares after offering assuming the sale of the maximum number of shares sold	6,500,000
Percentage of ownership after offering	69%

Existing stockholder if the minimum number of shares are sold

Net tangible book value per share before offering	$0.0093
Pro forma net tangible book value per share after offering	$0.0195
Increase in net tangible book value per share attributable to new investors	$0.0102
Dilution per share to new investors	$0.0306

Capital contribution of existing stockholder	$64,397
Number of shares outstanding before the offering	4,500,000
Number of shares after offering assuming the sale of the maximum number of shares sold	5,500,000
Percentage of ownership after offering	82%

Purchasers of shares in this offering if all of the shares are sold

Price per share	$0.05
Capital contributions of public investors	$100,000
Number of shares after offering held by public investors	2,000,000
Percentage of capital contribution by existing stockholder	69%
Percentage of capital contributions by public investors	31%
Percentage of ownership after offering	100%

Purchasers of shares in this offering if the minimum number of shares are sold

Price per share	$0.05
Capital contributions of public investors	$50,000
Number of shares after offering held by public investors	1,000,000
Percentage of capital contribution by existing stockholder	82%
Percentage of capital contributions by public investors	18%
Percentage of ownership after offering	100%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

This Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, among others, the factors set forth above under “Risk Factors.”  The words “believe,” “expect,” “anticipate,” “intend,” “plan” and similar expressions identify forward-looking statements.  We caution you not to place undue reliance on these forward-looking statements.  We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments, except to the extent required by federal securities laws.  However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer.  Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward-looking statements does not apply to statements made in connection with an initial public offering or to statements made by a penny stock issuer such as us.

Although the forward-looking statements in this registration statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us.  Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and other financial information included in this registration statement.

Overview

K-Kitz, Inc. is a Delaware corporation formed on August 8, 2006. We custom design and assemble most of our emergency preparedness kits based on the individual needs of a buyer.  During 2008, we supplied kits to end-users such as the Board of Health of Franklin County, Ohio and the Roman Catholic Diocese for parochial schools in and around Columbus, Ohio, and to dealers such as Airgas Safety, Inc. and Safety Environmental Control, Inc.  We are able to assemble the kits using a variety of essential emergency supplies such as crank lanterns, weatherband radios, portable decontamination chambers, megaphones, first responder vests, protection facemasks, disposable gloves and blood pressure cuffs.  Our approach is to be responsive to customer needs by performing these customized services, while also supplying a full line of products from a single source.  Competition in this market is based largely on design capability, price, product quality, customer service and ability to meet delivery requirements.

We face numerous obstacles in operating and expanding our business, including:

•	conservative state and municipal budgets which negatively affect spending by school systems and municipalities, our primary customers,

•	lack of capital to significantly expand our marketing capabilities beyond our existing base in Columbus, Ohio,

•	many competitors that make similar emergency preparedness kits, some of which operate in large geographical regions and sell nationally and have greater resources than we have, and

•	our poor financial condition raises substantial doubt about our ability to continue as a going concern.

Revenue Recognition

We recognize revenue from the sales of our products in accordance with Staff Accounting Bulletins 101 and 104. The criteria for recognition is as follows:

•	persuasive evidence of an arrangement exists,

•	delivery has occurred or services have been rendered,

•	the seller’s price to the buyer is fixed or determinable, and

•	collectability is reasonably assured.

A majority of our revenues are generated through our catalogs, either through the Internet or telephone, at which time the customer places an order. Shipments of products are made as soon as the customized orders are placed in kits and quality checked.  Revenues from sales of kits and related products are recorded when title transfers, which is typically upon shipment.  Most shipments are made by commercial couriers.  Invoicing occurs at shipment, by regular mail.

A major customer or vendor is a customer or vendor that represents 10% of our sales or purchases.

For the year ended December 31, 2008, we had three major customers representing approximately 80% of our sales:  Franklin County, Ohio - 50.4%, Airgas Safety, Inc. - 17.8%, and Safety Environmental Control, Inc. - 10.8%.  See “Business - Sales and Markets” for additional information about the nature of our customer relationships.

For the year ended December 31, 2008, we had three major vendors that represented approximately 91% of our purchases of merchandise:  Jendco Safety Supply Inc. - 58.6%, Wolf Creek Co. - 18.9%, and TM Poly Film, Inc. - 13.9%.  For additional information about our relationship with Jendco Safety Supply, see “Certain Relationships and Related Transactions.”

Matters that May or Are Currently Affecting Our Business

The main challenges and trends that could affect or are affecting our financial results include:

•
Packaging or raw materials price increases - an increase in packaging or raw materials, particularly plastic products such as piping, fittings and disposable bags, has in the past caused our margins to suffer and negatively impacted our cash flow and profitability.  These conditions could be more prevalent in coming years.  We periodically search for packaging and production alternatives to reduce our cost of goods.

•
Fuel prices - fuel price increases since 2007 have caused increases in our packaging, production and distribution costs.  Many of our products are made of plastic, which utilizes petroleum.  Fuel prices have moderated most recently; however, we periodically pursue alternative production, packaging and distribution suppliers and options to help offset the effect of these fuel price increases on expenses.

•
Cash flow requirements - our growth will depend on the availability of additional capital.  We have limited sales and income and may be dependent on non-banking or traditional sources of capital, which tend to be more expensive.  Any increase in cost of goods will further tighten cash reserves.

Results of Operations

Six Months ended June 30, 2009 compared to Six Months ended June 30, 2008

For the six months ended June  30, 2009 and 2008, revenue earned from three customers, amounted to approximately 80% and 92%, respectively, of our total sales revenue.  Accounts receivable from these customers equaled $14,389 and $17,924 of total receivables at June 30, 2009 and 2008, respectively.

Our cost of sales were 73.5% of revenue for the six-month period ended June 30, 2009, and our cost of sales were 69.8% of revenue for the six-month period ended June 30, 2008.  The increase of 3.7% was due to more competitive pricing on raw materials such as plastic shower piping.  We believe these prices, however, are moderating and are expected to remain steady throughout 2009.

Our revenue of $158,300 increased for the six-month period ended June 30, 2009 by 31.8% from our revenues of $120,137 for the six-month period ended June 30, 2008.  This was due to a $57,000 purchase in April 2009 by the Franklin County, Ohio Board of Health and the addition of two customers making first-time purchases. We do not expect the percentage level of this revenue increase to constitute a trend from year to year.

Our selling, general and administrative expenses increased to $29,135 for the six-month period ended June 30, 2009 as compared to $14,223 for the same period ended June 30, 2008.  This was a 104.8% increase of expenses due mainly to the 396.4% increase in payroll expense.  This increase was due to the accrual of $45,000 in compensation to Jennifer H. Jarvis, our President, Chief Executive Officer and Chief Financial Officer.  We expect to maintain relatively consistent to modestly higher levels of selling, general and administrative expenses in the foreseeable future.  We have no current plans to significantly increase our personnel count or expand our warehouse area following this offering; however, we do expect professional fees and expenses to increase related to our being a publicly-reporting company.

Total operating expenses for the six-month period ended June 30, 2009 were $145,577 as compared to $98,069 for the same period ended June 30, 2008.  The 48.4% increase of total operating expenses was primarily due to the additional payroll expenses for the period ending June 30, 2009.

Accordingly, for the six-month period ended June 30, 2009, we had net income of $12,723 and for the six-month period ended June 30, 2008, we had net income of $16,568.

Year ended December 31, 2008 compared to Year ended December 31, 2007

For the years ended December 31, 2008 and 2007, revenue earned from three customers amounted to approximately 80% and 69%, respectively, of our total sales revenue.  Accounts receivable from these customers equaled $41,167 and $11,912 of total receivables at December 31, 2008 and December 31, 2007, respectively.

Our cost of sales were 84.1% of revenue for the year ended December 31, 2008, and our cost of sales were 64.5% of revenue for the year ended December 31, 2007.  The increase of 16.6% was due to the greater volume from our contract with the Franklin County, Ohio Board of Health.  This contract represented a large P.O.D. (point of distribution) kit sale that comprised 50.4% of our total 2008 revenue. See “Business - Products” for a description of our P.O.D. kits.  Our cost of sales was higher during 2008 due to incurring higher costs for obtaining the specific items that made up the kits designed for the Franklin County, Ohio Board of Health contract.

Our revenue of $459,229 increased for the year ended December 31, 2008 by 133.0% from our revenues of $197,120 for the year ended December 31, 2007.  This was due to the greater volume from our contract with the Franklin County, Ohio Board of Health.  This contract represented a large P.O.D. kit sale that comprised 50.4% of our total 2008 revenue.  We cannot assure investors and stockholders that we will be able to obtain other contracts of this size in the future.

Our selling, general and administrative expenses increased as they were $88,591 for the year ended December 31, 2008 as compared to $62,361 for the year ended December 31, 2007. This 42.1% increase of general and administrative expenses is mainly due to the $45,000 of compensation expense. We expect to maintain relatively consistent to modestly higher levels of selling, general and administrative expenses in the foreseeable future.  We have no current plans to significantly increase our personnel count or expand our warehouse area following this offering; however, we do expect professional fees and expenses to increase related to our being a publicly-reporting company.

Total operating expenses for the year ended December 31, 2008 were $475,074 as compared to $187,465 for the year ended December 31, 2007.  The 153.4% increase of total operating expenses was primarily due to the increase of the cost of sales resulting from the greater volume from our contract with the Franklin County, Ohio Board of Health in the year ended December 31, 2008 as compared to the year ended December 31, 2007 and the  $45,000 of compensation expense.

Accordingly, for the year ended December 31, 2008, we had a net loss of $15,845 and for the year ended December 31, 2007, we had net income of $9,655.

On an ongoing basis, we cannot predict the types of kits or levels of kit sales ordered by municipalities and school systems due to, among other factors, the amount of federal grants allocated to them for homeland security purposes.  Additionally, as noted above, we cannot assure investors and stockholders that we will be able to obtain other kit contracts that are as large as our Franklin County, Ohio Board of Health contract.

Liquidity and Capital Resources

At December 31, 2008, we had total assets of $139,726, consisting of cash, accounts receivable, inventory and prepaid expenses.  At June 30, 2009, we had total assets of $90,782, consisting of cash, accounts receivable, inventory and prepaid expenses.

At December 31, 2008, our total current liabilities were $130,397, consisting of accounts payable, accrued expenses and accrued compensation.  At June 30, 2009, our total current liabilities were $21,716, consisting of accounts payable, accrued expenses and income taxes payable.  We have no long-term liabilities.

We intend to provide funding for our future activities, if any, through a combination of operating revenues, private placement of equity securities, public sales of equity securities and borrowing from commercial lenders.  At June 30, 2009, we had $505 in cash on hand, which we believe, together with the anticipated proceeds of this offering and projected cash flow from operating activities, is enough to sustain operations for at least the next 12 months (if the minimum number of shares are sold) to 18 months (if all of the shares are sold).  This estimate is made without considering additional funding.  We have no agreement, commitment or understanding to secure any new funding from any source other than operating revenues.

Our future success is dependent upon our ability to continue operations, generate cash from operating activities and obtain additional financing. There is no assurance that we will be able to generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds. Our inability to obtain additional cash could have a material adverse affect on our ability to continue in business and implement our business plan.

We do not intend to conduct any product research and development, nor do we intend to purchase any significant equipment, in the foreseeable future.

Since our inception, we have received support and accommodations from our relationship with Jendco Safety Supply Inc., a company owned by the mother of Jennifer H. Jarvis, our President, Chief Executive Officer and Chief Financial Officer, as described in this paragraph.  In 2008, Jendco was our largest vendor of emergency preparedness supplies.  Although we believe we purchase supplies from Jendco at prices that are no lower than those quoted by Jendco to unrelated purchasers for similar quantities of products, we believe we have received favorable payment terms (averaging slightly in excess of 30 days after receipt of invoice) for purchasers in our financial condition.  We have no written agreement with Jendco.  Additionally, we lease our principal executive offices and warehouse in Columbus, Ohio from Ms. Jarvis’ mother.  Although we believe we pay rent at a market rate for the space that we occupy, we have not been required to make a security deposit.  By utilizing these facilities, we are also able to place purchase orders for, and obtain delivery of, emergency preparedness supplies very quickly.  We have not received any cash advances or loans from Jendco.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Seasonality

We do not have a seasonal business cycle.  Our revenues and operating profits are generally derived evenly throughout the months of the year.

Critical Accounting Policies

Use of estimates.  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and cash equivalents.   For purposes of the statement of cash flows, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2008, there were no cash equivalents.

Allowance for doubtful accounts.   Accounts receivable reflect those amounts due to the company from its customers and reflect the net realizable value of the balances due.  Terms are net 30 days from invoice.  We provide an allowance for doubtful account which is based upon a review of outstanding receivables as well as historical collection information.  In determining the amount of the allowance, we are required to make certain estimates and assumptions.  We have determined that no reserve for uncollectible accounts was required as of June 30, 2009, December 31, 2008 or December 31, 2007.

Inventory.   Inventory is valued at the lower of cost or market value which approximates the first in, first out method of inventory flow.  The balance reflects the net realizable value of such inventory.

Income taxes.   We account for income taxes under the Financial Accounting Standards Board of Financial Accounting Standard No. 109, “Accounting for Income Taxes” (Statement 109). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  The current income tax expense for the year ended December 31, 2008 was $1,481 for Federal and $531 for state, which was calculated at a federal rate net of state tax benefit of 14.2% and a state rate of 5.1%  The income tax expense for the year ended December 31, 2007 was $1,374 for Federal and $792 for state, which was calculated at a federal rate net of state tax benefit of 14.2% and a state rate of 5.1%.

Basic and diluted net loss per common share.   Basic and diluted net loss per share calculations are calculated on the basis of the weighted average number of common shares outstanding during the year. The per share amounts include the dilutive effect of common stock equivalents in years with net income. Basic and diluted loss per share is the same due to the anti dilutive nature of potential common stock equivalents.  We had no common stock equivalents outstanding at December 31, 2008.

Stock-based compensation.   We account for stock-based employee compensation arrangements using the fair value method in accordance with the provisions of Statement of Financial Accounting Standards No. 123(R) or SFAS No. 123(R), Share-Based Payments, and Staff Accounting Bulletin No. 107, or SAB 107, Share-Based Payments.  We account for the stock options issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards No. 123, or SFAS No. 123, Accounting for Stock-Based Compensation, and Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments with Variable Terms that are Issued for Consideration other than Employee Services under FASB Statement No. 123.

We did not grant any stock options or warrants during the years ended December 31, 2008 and 2007.

Significant Recent Accounting Pronouncements

Business Combinations.  In December 2007, the FASB issued FASB Statement No. 141(R), “Business Combinations,” which amends SFAS No. 141, and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for our fiscal year beginning January 1, 2009 and is to be applied prospectively. We have evaluated the potential impact of adopting this statement on our financial position, results of operations and cash flows and believe that no application  is necessary.

Accounting for Convertible Debt Instruments.  In September 2007, the FASB published Proposed FSP No. APB 14-a, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion.” The proposed FSP applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under SFAS 133. Convertible debt instruments within the scope of the proposed FSP are not addressed by the existing APB 14. The proposed FSP would require that the liability and equity components of convertible debt instruments within the scope of the proposed FSP shall be separately accounted for in a manner that reflects the entity’s nonconvertible debt borrowing rate. This will require an allocation of the convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component would be reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest method. We have evaluated the potential impact of adopting this statement on our financial position, results of operations and cash flows and believe that no application is necessary.

Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.  In June 2007, the EITF reached consensus on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.” EITF Issue No. 06-11 requires that the tax benefit related to dividend and dividend equivalents paid on equity-classifed nonvested shares and nonvested share units, which are expected to vest, be recorded as an increase to additional paid-in capital. EITF Issue No. 06-11 is to be applied prospectively for tax benefits on dividends declared in our fiscal year beginning January 1, 2008. We have evaluated the potential impact of adopting this statement on our financial position, results of operations and cash flows and believe that no application is necessary.

Fair Value Accounting.  In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of FAS 159 are effective for our fiscal year beginning January 1, 2008. We do not expect the adoption of FAS 159 to have a material impact on our financial results.

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of FAS 157 are effective for the Company’s fiscal year beginning January 1, 2008. We do not expect the adoption of FAS 157 to have a material impact on our financial results.

Quantitative and Qualitative Disclosure about Market Risk

Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange,  interest rates and commodity prices.  Currently, we are not materially affected by changes in any of these instances.

BUSINESS

K-Kitz designs, assembles, markets and sells emergency preparedness kits and supplies.  These products are sold to school systems, municipalities, businesses and other customers.  We combine our own direct marketing and sales effort, primarily through our kkitz.com website, with approximately 11 independent dealers which resell our products to these target buyers throughout the country.

Market

Following the terrorist attacks in New York and Washington, D.C. on September 11, 2001, the floods and damage caused by Hurricane Katrina in New Orleans in August 2005 and the school shootings in Columbine, Colorado in April 1999, federal, state and local governments, as well as private businesses, began more actively focusing on preparing and planning for emergencies and other catastrophic events.  Many governmental entities and businesses have invested in their response and recovery capabilities.  In recent years, the U.S. Department of Homeland Security’s Federal Emergency Management Agency (FEMA) has provided grants to state and local programs tasked with disaster mitigation, preparedness, response and recovery planning.  Due to the market need for emergency preparedness materials, companies such as ours were established.

More recently, the outbreak of swine flu has resulted in school closings in numerous U.S. and foreign cities, and has again focused attention on emergency preparedness.

Products

We are able to assemble our emergency preparedness kits using a variety of essential emergency supplies such as (in the order of most to least ordered products from us):

•	crank lanterns,	•	lanyard for name tags,
•	weatherband radios,	•	identification badges,
•	portable decontamination chambers,	•	privacy screens,
•	megaphones,	•	blood pressure cuffs,
•	first responder vests,	•	foil blankets,
•	protection facemasks,	•	disposable thermometers,
•	disposable gloves,	•	vomit and blood spill bags, and
•	cots,	•	7-hour emergency light sticks.

Our “grab and go” kits are often put into the form of a back pack or duffle bag, and our large P.O.D. (point of distribution) kits are placed within metal cages.  Both kits are designed to be easily stored so they can be retrieved and transported when a disaster or an emergency occurs or requires evacuation.  The kits are built to be durable and maintenance free.

We custom design most of our emergency preparedness kits based on the individual needs of a buyer.  We design and assemble our products at our Columbus, Ohio office.  Our “grab and go” emergency preparedness kits are normally priced from $100 to $350 per kit and our P.O.D. kits are normally priced from $10,000 to $14,000 per kit, depending on the supplies contained in the kit and the overall size of the system, and whether the products are being sold through our own website or through independent dealers.  Product pricing is re-evaluated semiannually by reviewing the costs of assembling the system.

Sales and Markets

We sell our kits primarily through our kkitz.com website using our own sales staff and through independent dealers which resell our products to our target customers throughout the country.  Warranties made with respect to our products are passed on from the actual manufacturers of the products to the end-users and, we believe, are consistent with industry standards.  Jennifer H. Jarvis, our President and Chief Executive Officer, coordinates the marketing of our products.  Part of our distribution channel consists of the sales efforts of independent dealers who do their own marketing and customizing of kits.  As of September 18, 2009, we had approximately 12 unwritten arrangements with dealers covering various geographical areas of the United States, on a non-exclusive basis.  None of the arrangements require minimum sales of our products.  Of these dealers, six dealers entered into oral agreements with us in late 2008, and thus sales efforts have only recently begun.  Our business is currently concentrated in the central part of Ohio, in and around Columbus.

Sales to school systems and municipalities account for a majority of our revenues.  School systems and municipalities have been our primary customer target since they involve a large number of people, many of whom require special attention, often receive priority in emergency situations and have typically budgeted funding to preserve the safety of their students, workers and others.  As a result, we intend to generate revenue from sales of our kits by continuing to focus on these customers by, among other methods, attending school board association shows and homeland security conferences, and developing new leads and contacts in various states and cities around the country.  We have also found these customers to be good referral sources to other similar types of customers.  We believe school systems and municipalities, as well as large corporations, will continue to constitute our largest customer base in the future.

During the year ended December 31, 2008, we had approximately 15 customers.  In 2008, we supplied kits to end-users such as the Board of Health of Franklin County, Ohio and the Roman Catholic Diocese for parochial schools in and around Columbus, Ohio, and to dealers such as Airgas Safety, Inc. and Safety Environmental Control, Inc.  We believe these customers are representative of our overall customer base.

We sell our product line primarily through a bid process conducted by school systems and municipalities, working with our sales staff.

Substantially all of our customer sales are effected pursuant to relatively informal, computer-generated purchase orders that include price and payment terms, products ordered and shipping instructions.  The standard form of sales invoice that we provide to customers is included as an exhibit to the registration statement of which this prospectus forms a part.

Following sales, our sales staff follows-up with customers to provide them with refills and replacements as products are used or damaged, or their “shelf life” expires (such as with batteries and some plastic parts).  Our customers are made aware of product expiration dates at the time of initial sales, and we reasonably expect continued revenue from most of our customers from refilling and replacing their kits and supplies.  We seek to remain close to our customers; in some instances at local schools, we have regularly participated in their disaster simulation drills.

Going forward, our marketing and sales strategy is to increase brand awareness of K-Kitz.  We intend to implement an extensive marketing plan to reach the maximum number of potential customers to grow demand.  We have begun a telemarketing campaign internally to contact school systems, municipalities and large corporations.  We have plans to attend school board association shows and homeland security conferences, and to exhibit our products at selected trade shows scheduled in 2009-2010.  We also intend to retain an outsourced marketing firm to create and execute marketing strategies for us.  We will work with the marketing firm to create a new logo and tagline to facilitate brand recognition and to engage in one or more print and direct-mail campaigns to targeted customers.

Assembly

We conduct the assembly of our emergency preparedness kits at our 10,000 square-foot Columbus, Ohio facility.

Raw Materials

The emergency supplies used in our kits are widely available but are purchased from three main sources in order to obtain favorable prices and terms.  During the year ended December 31, 2008, we purchased 58.6% of our kit requirements from Jendco Safety Supply Inc. (disposable emergency preparedness materials), 18.9% from Wolf Creek Co. (pipes for decontamination chambers) and 13.9% from TM Poly Film, Inc. (plastic sheeting for decontamination chambers).  Prices have trended upward for products used in our emergency preparedness kits.  These prices have generally been passed on to our customers.  For additional information about our relationship with Jendco Safety Supply, see “Certain Relationships and Related Transactions.”

Competition

We compete with a variety of companies that make similar emergency preparedness kits.  Based on our review of trade publications and attendance at trade shows, we believe there are more than 50 companies that compete in the sale of these kits, some of which compete in large geographical regions and some that sell nationally, either through a system of dealers, direct sales offices, or both, such as Aramsco (a Safeguard Industrial company) for emergency supplies, and Grayling Industries and TM Poly Film, Inc. for decontamination chambers.  These companies have had many years of business experience and have greater financial and personnel resources, including marketing and sales organizations.  We do not believe any one company holds a dominant share of this market.

Emergency preparedness kits compete on the basis of design capability, price, product quality, customer service and ability to meet delivery requirements.

Seasonality

We do not have a seasonal business cycle.

Backlog

Due to the nature of our assembly process and customer base, we purchase and ship products to our customers without experiencing a significant backlog (the time elapsing from contract execution to fulfillment).  As of December 31, 2008 and 2007, we had no order backlog.  Revenues from sales of kits and related products are recorded when title transfers, which is typically upon shipment.

Regulation

Our activities currently are subject to no particular regulation by governmental agencies other than that routinely imposed on corporate businesses, and no such regulation is now anticipated.

Employees

As of September 18, 2009, we employed our two executive officers on a full-time basis, as well as two part-time employees who assemble and package our products.  We use contract labor for the rest of our assembly requirements.  No employees are covered by a collective bargaining agreement.  We consider relations with our employees to be good.

Intellectual Property

We do not hold any patents, trademarks or other registered intellectual property on our products or processes relating to our business.

We consider the processes that we have developed to custom design and assemble our decontamination chambers and pumps and certain other minor products to be proprietary as industry know-how.  We require all employees, consultants and others who work for or with us to enter into confidentiality agreements.

Insurance

We maintain insurance with respect to our properties and operations in such form, in such amounts and with such insurers as is customary in the business in which we are engaged.  We believe that the amount and form of our insurance coverage is sufficient.

Environmental Matters

In our operations, we do not store, handle, emit, transport or discharge hazardous materials or waste products.

Properties

We occupy a 10,000 square foot office in Columbus, Ohio, which serves as our principal executive offices and warehouse.  Our lease at this location runs from month-to-month, and we currently pay $1,300 in rent per month.

Legal Proceedings

There are no pending or threatened lawsuits against us.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our directors and executive officers are as follows:

Name	Age	Position

Jennifer H. Jarvis	28	President, Chief Executive Officer, Chief Financial Officer and Director

Michael J. Funtjar	28	Chief Operating Officer, Secretary and Director

Jennifer H. Jarvis has been our President, Chief Executive Officer, Chief Financial Officer and a director (acting as chairman) since we were incorporated in August 2006.  Ms. Jarvis’ responsibilities include running the day-to-day operations and business development of our company.  Before founding the company in August 2006, she was a sales representative for Jendco Safety Supply Inc., a safety products distributor based in Columbus, Ohio, since September 2004, and a night club event coordinator for clubs in the Columbus metro area since May 2004.  Ms. Jarvis was also a customer service representative at Safelite Auto Glass Corp. in Columbus from June 2000 to September 2004.  Ms. Jarvis received a B.S. degree in human development and family science from the Ohio State University.

Michael J. Funtjar has been our Chief Operating Officer, Secretary and a director since we were incorporated in August 2006.  Mr. Funtjar’s responsibilities include overseeing our kit assembly and order fulfillment. Before joining the company, he was a senior event and partner management specialist with the American Motorcyclist Association since March 2004, and a real estate operations sales person with Prudential Residential One from May 2002 to March 2004.  Mr. Funtjar attended Columbus State Community College.

The board of directors appoints our executive officers annually. A majority vote of the directors who are in office are required to fill director vacancies.  Each director is elected for the term of one year, and until his or her successor is elected and qualified, or until his or her earlier resignation or removal.  As long as we have an even number of directors, a tie vote of board members on issues are resolved in favor of the vote of the chairman (who is Jennifer H. Jarvis, our President, Chief Executive Officer and Chief Financial Officer).  We have never experienced a deadlock in director voting.  There are no family relationships among our directors and executive officers.  Ms. Jarvis and Mr. Funtjar may be deemed “promoters” of our company and underwriters of this offering.

Executive Officer Compensation

The following table sets forth, for the most recent two fiscal years, all cash compensation paid, distributed or accrued, including salary and bonus amounts, for services rendered to us by our Chief Executive Officer and our other executive officer in such year.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Award (s) ($)	Non-Equity Incentive Plan Compensation (#)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jennifer H. Jarvis President, Chief Executive Officer and Chief Financial Officer	2008 2007	45,000 -	- -	- -	- -	- -	- -	- -	- -

Michael J. Funtjar Chief Operating Officer and Secretary	2008 2007	- -	- -	- -	- -	- -	- -	- -	- -

None of our executive officers or directors has received any cash compensation for services rendered.  On January 24, 2009, we issued 4,500,000 shares of common stock to Ms. Jarvis in consideration for her past performance of services for us.  The $45,000 shown in the table above reflects accrued compensation to Ms. Jarvis.  We did not receive cash in connection with the issuance of those shares. Our executive officers have agreed to work without salary until we have a sufficient level of cash flow from operating activities to meet reasonable base salary requirements.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jennifer H. Jarvis	—	—	—	—	—	—	—	—	—
Michael J. Funtjar	—	—	—	—	—	—	—	—	—

We presently do not have any pension, health, annuity, insurance, stock option, profit sharing or other similar benefit plans for officers, employees or directors.  However, we may adopt plans in the future.

Director Compensation

Our directors are not currently compensated for their services as directors.

Director Independence and Board Committees

We presently have no “independent directors,” according to Nasdaq’s guidelines, because our directors also serve as executive officers.  We have not established a separate audit, compensation, nominations and corporate governance, or any other board committees to date.  All such relevant issues are decided by our entire board of directors.  We are not required to maintain board committees at this time because our shares are not listed on a national securities exchange.

Code of Business Conduct and Ethics

In March 2009, we adopted a Code of Business Conduct and Ethics which is applicable to our future employees and which also includes a Code of Ethics for our CEO and senior financial officers and persons performing similar functions.  A code of ethics is a written standard designed to deter wrongdoing and to promote:

•	honest and ethical conduct,

•	full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements,

•	compliance with applicable laws, rules and regulations,

•	the prompt reporting violation of the code, and

•	accountability for adherence to the code.

A copy of our Code of Business Conduct and Ethics is included as an exhibit to the registration statement of which this prospectus forms a part.

Employment Agreements

Neither Ms. Jarvis nor Mr. Funtjar has an employment agreement with us.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last five years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring suspending or otherwise limiting his involvement in any type of business, securities or banking activities, and

•
Being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no relationships or transactions requiring disclosure between us and our related persons, promoters or control persons, other than with regard to Jendco Safety Supply Inc. (Jendco).

Jendco, our largest vendor in 2008, is owned by the mother of Jennifer H. Jarvis.  Our principal executive offices and warehouse are located within a larger facility owned by Ms. Jarvis’ mother.  Our lease at this location runs from month-to-month, and we currently pay $1,300 in rent per month.  We paid total rent of $15,600 in each of the years ended December 31, 2008 and 2007.

We sold products to Jendco totaling $17,546 and $11,974 in the years ended December 31, 2008 and 2007, respectively, and had an accounts receivable from Jendco of $13,276 and $6,735 as of December 31, 2008 and 2007, respectively.  We purchased raw materials from Jendco totaling $195,956 and $25,354 in the years ended December 31, 2008 and 2007, respectively, and had an accounts payable from Jendco of $51,480 and $0 as of December 31, 2008 and 2007, respectively.

Since our inception, we have received support and accommodations from our relationship with Jendco, as described in this paragraph.  Although we believe we purchase emergency preparedness supplies from Jendco at prices that are no lower than those quoted by Jendco to unrelated purchasers for similar quantities of products, we believe we have received favorable payment terms (averaging slightly in excess of 30 days after receipt of invoice) for purchasers in our financial condition.  We have no written agreement with Jendco.  Additionally, we lease our principal executive offices and warehouse in Columbus, Ohio from Ms. Jarvis’ mother.  Although we believe we pay rent at a market rate for the space that we occupy, we have not been required to make a security deposit.  By utilizing these facilities, we are also able to place purchase orders for, and obtain delivery of, emergency preparedness supplies very quickly.  We have not received any cash advances or loans from Jendco.

We believe that all of such transactions and arrangements were advantageous to us and were on terms no less favorable to us than could have been obtained from unaffiliated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of September 18, 2009, by: (i) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock; (ii) each of our directors; (iii) each of our officers; and (iv) all of our directors and executive officers as a group.

Names and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned Before the Offering		Shares of Common Stock Beneficially Owned After the Offering
	Number	Percent	Minimum	Percent	Maximum	Percent
Jennifer H. Jarvis	4,500,000	100%	4,500,000	81.8%	4,500,000	69.2%
Michael J. Funtjar	0	—	0	—	0	—
All directors and executive officers as a group (2 persons)	4,500,000	100%	4,500,000	81.8%	4,500,000	69.2%

The table above is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, each of the persons named in the table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 4,500,000 shares of common stock outstanding as of September 18, 2009.

The information presented above regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the U.S. Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owner of our common stock listed above has sole voting and investment power with respect to the shares shown.

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

PLAN OF DISTRIBUTION AND TERMS OF THE OFFERING

We are offering up to a total of 2,000,000 shares of common stock on a self-underwritten basis, 1,000,000 shares minimum, and 2,000,000 shares maximum. The offering price is $0.05 per share. Funds will be deposited at Fifth Third Bank, Columbus, Ohio, in an escrow account established by us. The funds will be held in the account until we receive a minimum of $50,000, at which time Fifth Third Bank will release those funds to us for our use as set forth in the “Use of Proceeds” section of this prospectus.

There is currently no public or other trading market for our shares of common stock, and we cannot give any assurance to you that the shares offered by this prospectus will have a market value, or that they can be resold for at least the offered price if and when an active secondary market might develop, or that a public market for our shares will be sustained even if one is ultimately developed.

In the event that 1,000,000 shares are not sold within 180 days after the date of this prospectus, at our sole discretion, we may extend the offering for an additional 90 days.  If we decide to extend the offering for this additional period, we will file a post-effective amendment of our registration statement informing you if this extension.  Investors will not be entitled to a refund of their investment if we decide to extend the offering period for the additional 90 days.  In the event that 1,000,000 shares are not sold within 180 days after the date of this prospectus or within the additional 90 days if extended, all monies received by us and held in escrow will be returned to you the next business day or as soon as possible after the offering’s termination, without charge, deduction or interest.  If at least 1,000,000 shares are sold within 180 days after the date of this prospectus or within the additional 90 days if extended, all monies received by us and held in escrow will be released to us and there will be no refund. There are no minimum purchase requirements for each individual investor.

Our shares of common stock will be sold on our behalf by our officers and directors.  Potential investors include, but are not limited to, friends, family members and business acquaintances of our officers and directors.  The intended methods of communication include, without limitation, telephone calls and personal contacts.  In their efforts, our officers and directors will not use any mass advertising methods such as the Internet or print media.  Our officers and directors (including any of their affiliates) will not receive any commissions or proceeds from the offering for selling the shares on our behalf.  We have not engaged the services of any broker/dealer to assist us in selling the shares.

There are no finders fees involved in our distribution. Officers, directors, affiliates or anyone involved in marketing the shares will not be allowed to purchase shares in the offering. You will not have the right to withdraw your funds during the offering. You will only have the right to have your funds returned if we do not raise the minimum amount of the offering or there would be a change in the material terms of the offering. The following are material terms that would allow you to be entitled to a refund of your money:

•	extension of the offering period beyond 180 days after the date of this prospectus,
•	change in the offering price,
•	change in the minimum sales requirement,
•	change to allow sales to affiliates in order to meet the minimum sales requirement,
•	change in the amount of proceeds necessary to release the proceeds held in the separate escrow account, and
•	change in the application of the proceeds.

If the changes above occur, any new offering may be made by means of a post-effective amendment.

We will sell the shares in this offering through our officers and directors. They will receive no commissions from the sale of any shares. They will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are that:

•	The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Securities Exchange Act, at the time of his participation,

•	The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities,

•	The person is not at the time of their participation, an associated person of a broker/dealer, and

•
The person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Securities Exchange Act, in that he (a) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities, (b) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months, and (c) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii).

This is a self-underwritten offering. This prospectus forms a part of a registration statement that permits our officers and directors to sell the shares directly to the public, with no commission or other remuneration payable to them for any shares they sell. There are no plans or arrangements to enter into any contracts or agreements to sell the shares with a broker or dealer. Our officers and directors will sell the shares and intend to offer them to friends, family members and business acquaintances. In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker/dealer registration set out in Rule 3a4-1 under the Securities Exchange Act, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer.

Our executive officers and directors (including their respective affiliates) will not purchase shares in this offering to reach the minimum offering amount.

Offering Period, Extension and Expiration Date

This offering will start on the date of this prospectus (that is, when our registration statement is declared effective by the SEC) and continue for a period of 180 days after the date of this prospectus.  Unless the offering is completed or otherwise terminated by us, we may extend the offering period for an additional 90 days.  If we decide to extend the offering for this additional 90-day period, we will file a post-effective amendment of our registration statement informing you of this extension.  Investors will not be entitled to a refund of their investment if we decide to extend the offering period for the additional 90 days.  We reserve the right to terminate this offering at any time. We have not determined under what circumstances we would terminate the offering prior to the expiration of the offering period; however, we reserve the right to do so. Such termination will be solely at our discretion. Should we do so and have not reached the minimum amount, your funds will be returned to you the next business day or as soon as possible after the offering’s termination, without charge, deduction or interest. If we terminate the offering prior to the end to the offering period, but have reached at least the minimum offering amount, we will retain the proceeds.  We will file a post-effective amendment to advise you if we decide to terminate this offering prior to the end of the offering period.

We will not market these securities or accept any money until this registration statement is declared effective by the SEC.

Procedures for Subscribing

We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must:

•	Execute and deliver a subscription agreement, a copy of which is included with the prospectus (and as an exhibit to the registration statement of which this prospectus forms a part), and

•	Deliver a check or certified funds to Fifth Third Bank for acceptance or rejection. All checks for subscriptions must be made payable to “K-Kitz, Inc. - Escrow Account.”

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without charge, deduction or interest.  Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Section 15(g) of the Exchange Act - Penny Stock Disclosure

Our shares are “penny stock” covered by Section 15(g) of the Securities Exchange Act of 1934 and Rules 15g-1 through 15g-6 promulgated under the Securities Exchange Act. They impose additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rules may affect the ability of broker/dealers to sell our securities and also may affect your ability to resell your shares.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny stock. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to an understanding of the function of the penny stock market, such as “bid” and “offer” quotes, a dealers “spread” and broker/dealer compensation; the broker/dealer compensation, the broker/dealer’s duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers’ rights and remedies in cases of fraud in penny stock transactions; and the Financial Industry Regulatory Authority’s toll-free telephone number and the central number of the North American Securities Administrators Association (NASAA), for information on the disciplinary history of broker/dealers and their associated persons. While Section 15(g) and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stock unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person’s compensation.

Rule 15g-6 requires broker/dealers selling penny stock to provide their customers with monthly account statements.

The foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares because many brokers are unwilling to buy, sell or trade penny stock as a result of the additional sales practices imposed upon them which are described in this section.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for, purchasing or attempting to induce any person to bid for or purchase the securities being distributed.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with a market maker to file our application on Form 211 with the Financial Industry Regulatory Authority, or Finra, but as of the date of this prospectus, no filing has been made.  We anticipate that after this registration statement is declared effective, it will take approximately two to eight weeks for Finra to issue a trading symbol.

There is currently no public or other trading market for our shares of common stock, and we cannot give any assurance to you that the shares offered by this prospectus will have a market value, or that they can be resold for at least the offered price if and when an active secondary market might develop, or that a public market for our shares will be sustained even if one is ultimately developed.

The OTC Bulletin Board is separate and distinct from the Nasdaq stock market. Nasdaq has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to Nasdaq-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the Nasdaq stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. Finra cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the Bulletin Board is that the issuer be current in its periodic reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin Board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it will initially trade on the OTC Bulletin Board rather than on Nasdaq. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with Nasdaq-listed securities.

Investors must contact a broker/dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the OTC Bulletin Board service. For OTC Bulletin Board securities, there only has to be one market maker.

OTC Bulletin Board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the OTC Bulletin Board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders (an order to buy or sell a specific number of shares at the current market price) it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and execution of such order.

Because OTC Bulletin Board stocks are usually not followed by analysts, there may be lower trading volume than for Nasdaq-listed securities.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our certificate of incorporation and by-laws. The certificate of incorporation and by-laws have been filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

We are authorized to issue 95,000,000 shares of common stock, par value $0.000001 per share. As of the date of this prospectus, there are 4,500,000 shares of common stock issued and outstanding held by one stockholder.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.  Cumulative voting in the election of directors is not allowed, which means that the holders of more than 50% of the outstanding shares can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of our surplus. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities.  Other than “blank check” preferred stock, there are no provisions in our certificate of incorporation or by-laws that would prevent or delay a change in control.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, par value $0.000001 per share. As of the date of this prospectus, there are no shares of preferred stock outstanding.

Preferred stock may be issued in series with preferences and designations as the board of directors may from time to time determine (commonly known as “blank check” preferred stock). The board may, without shareholders approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of our common shareholders and may assist management in impeding an unfriendly takeover or attempted changes in control.

Warrants, Stock Options and Other Convertible Securities

As of the date of this prospectus, there are no warrants, stock options or other convertible securities to purchase our common or preferred stock outstanding. We may, however, in the future grant warrants, options or convertible securities and/or establish an incentive compensation plan for our directors, employees and consultants.

Anti-Takeover Effect of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporate Law, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of the voting stock of a corporation.

Transfer Agent

Globex Transfer LLC is our transfer agent and registrar. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues can be handled by contacting:

Globex Transfer LLC
780 Deltona Blvd., Suite 202
Deltona, Florida 32725
Attention: Mr. Michael Turner
Tel: (386) 206-1133
Fax: (386) 267-3124

LEGAL OPINION

 Greenberg Traurig, LLP, New York, New York, will issue for us as our legal counsel an opinion regarding the legality of the shares of common stock being registered.

EXPERTS

The financial statements for the years ended December 31, 2008 and 2007, incorporated by reference to this prospectus, have been audited by W.T. Uniack & Co. CPA’s P.C., an independent registered certified public accounting firm, to the extent and for the periods set forth in its report and are incorporated herein in reliance upon such report given upon the authority of said accounting firm as an expert in auditing and accounting. This includes the audited balance sheet of K-Kitz, Inc. as of December 31, 2008 and 2007, the related income statement for the years ended December 31, 2008 and 2007, statement of cash flows for the years ended December 31, 2008 and 2007, and statement of stockholders’ equity for the years ended December 31, 2008 and 2007.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to Section 145 of the Delaware General Corporation Law, or DGCL, we have been advised that in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by W.T. Uniack & Co. CPA’s P.C.

Our financial statements immediately follow:

K-KITZ, INC.

INDEX TO FINANCIAL STATEMENTS

Page

Audited Financial Statements:

Report of Independent Registered Public Accounting Firm	F-1

Balance Sheet as of December 31, 2008 and 2007	F-2

Income Statement for the years ended December 31, 2008 and 2007	F-3

Statement of Cash Flows for the years ended December 31, 2008 and 2007	F-5

Statement of Stockholders’ Equity for the years ended December 31, 2008 and 2007	F-4

Notes to Financial Statements	F-6

Unaudited Financial Statements:

Balance Sheet as of June 30, 2009 and December 31, 2008	F-14

Income Statement for the six months ended June 30, 2009 and 2008	F-15

Statement of Cash Flows for the six months ended June 30, 2009 and 2008	F-17

Statement of Stockholders’ Equity for the six months ended June 30, 2009 and 2008	F-16

Notes to Financial Statements	F-18

Report of Independent Registered Public Accounting Firm

Board of Directors

K-Kitz, Inc.

We have audited the accompanying balance sheet of K-Kitz, Inc. (the “Company”) as of December 31, 2008 and 2007 and the related statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2008 and 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

 We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of its operations and changes in stockholders’ equity and its cash flows for the years ended December 31, 2008 and 2007, in conformity with accounting principles generally accepted in the United States of America.

 We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

As discussed in Note 2 of the notes to the accompanying financial statements, the financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the footnotes, the Company has remained in business due, in large part, to certain support and accommodations from a significant related party to meet its current liquidity needs. Those conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. As discussed in Note 9, the Company has made certain adjustments subsequent to our initial audit report date. We concur with such adjustments and have dual dated our report below accordingly.

/s/ W.T. Uniack & Co. CPA’s P.C.
W.T. Uniack & Co. CPA’s P.C.

Alpharetta, Georgia
March 12, 2009 & July 2, 2009, for footnote 9 incorporated to the financial statements within.

K-KITZ, INC.
BALANCE SHEET

		*Pro Forma
	December 31,	December 31,	December 31,
	2008	2008	2007
	As Restated
Assets

Current assets
Cash	$43,717	$43,717	$5,073
Accounts receivable	46,218	46,218	19,397
Accounts receivable - related party (Jendco)	13,276	13,276	6,735
Inventory	26,343	26,343	28,487
Prepaid expenses	10,172	10,172	872
Total Current Assets	$139,726	$139,726	$60,564

Liabilties and Stockholders' Equity

Current Liabilities
Accounts payable & accrued expenses	$31,905	$31,905	$31,512

Accounts payable - related party (Jendco)	51,480	51,480	-
Income taxes payable	-	-	1,866
Accrued compensation - related party (Jennifer Jarvis)	45,000	-	-
Total Current Liabilities	128,385	83,385	33,378

Stockholders' Equity
Common stock, $0.000001 par value,95,000,000 shares authorized; issued & outstanding 100 as of December 31, 2008 & December 31, 2007	-	5	-
Preferred stock, $0.000001 par value, 5,000,000 shares authorized; issued & outstanding -0- as of December 31, 2008 & December 31, 2007	-	-	-
Additional paid-incapital	19,397	64,392	19,397
Accumulated retained earnings (deficit)	(8,056)	(8,056)	7,789
Total Stockholders' Equity	11,341	56,341	27,186

Total Liabilities and Stockholders' Equity	$139,726	$139,726	$60,564

* The Pro Forma Balance Sheet reflects the 4,500,000 shares issued to Jennifer Jarvis as of January 24, 2009, in consideration for her past performance of services and not for cash.

The accompanying notes are an integral part of these financial statements.

K-KITZ, INC.
INCOME STATEMENT

		*Pro Forma
	For the Years ended
	December 31,	December 31,	December 31,
	2008	2008	2007
	As Restated
Revenue	$441,683	$441,683	$185,146
Revenue - related party (Jendco)	17,546	17,546	11,974
Total revenue	459,229	459,229	197,120
Operating expenses:
Cost of sales	190,527	190,527	99,750
Cost of sales - related party (Jendco)	195,956	25,354
Selling, general & administrative expenses	88,591	88,591	62,361

Total operating expenses	475,074	475,074	187,465

Operating income (loss)	(15,845)	(15,845)	9,655

Income (loss) before income taxes	(15,845)	(15,845)	9,655
Deferred income taxes	-	-	1,866

Net income	(15,845)	(15,845)	7,789

Earnings per share:
Basic & fully diluted	$(158.4500)	$(0.0035)	$77.8900

Weighted average shares outstanding:
Basic & fully diluted	100	4,500,000	100

* The Pro Forma Income Statement reflects the 4,500,000 shares issued to the Jennifer Jarvis as of January 24, 2009, in consideration for her past performance of services and not for cash.

The accompanying notes are an integral part of these financial statements.

K-KITZ, INC.
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	Common Stock		Preferred Stock	Additional Paid-In	Accumulated Retained	Total Stockholder’s
	Shares	Amount	Shares	Capital	Earnings (Deficit)	Equity

Balance at January 1, 2007	100	$0.0001	-	$19,397	$-	$19,397

Net income				-	7,789	7,789

Balance at December 31, 2007	100	$0.0001	-	$19,397	$7,789	$27,186

Net loss				-	(15,845)	(15,845)

Balance - December 31, 2008	100 -	$0.0001	-	$19,397	$(8,056)	$11,341

The accompanying notes are an integral part of these financial statements.

K-KITZ, INC.
STATEMENT OF CASH FLOW

	For the Years Ended
	December 31,	December 31,
	2008	2007
Cash Flows From Operating Activities	As Restated
Net income (loss)	$(15,845)	$7,789

(increase) decrease in operating assets:
Accounts receivable	(26,821)	(19,397)
Accounts receivable - related party (Jendco)	(6,541)	(6,735)
Inventory, prepaid expenses	(7,156)	(12,167)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	(1,473)	33,378
Accrued expenses - related party (Jendco)	51,480	-
(Jennifer Jarvis)	45,000	-
Net cash provided from operating activities	$38,644	$2,868

Net increase (decrease) in cash	$38,644	$2,868
Cash - beginning of year	$5,073	$2,205
Cash - end of year	$43,717	$5,073

The accompanying notes are an integral part of these financial statements.

K-KITZ, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1-	ORGANIZATION AND BASIS OF PRESENTATION

K-Kitz, Inc. (the “Company”) incorporated in the state of Delaware on August 9, 2006.  Our principal executive offices are located at 1630 Integrity Drive East, Columbus, Ohio 43209, and our telephone number is (614) 449-8614.  Our web address is www.kkitz.com.

We design, assemble, market and sell emergency preparedness kits and supplies to school systems, municipalities, businesses and other customers.  We combine our own direct marketing and sales effort, primarily through our kkitz.com website, with approximately 11 independent dealers which resell our products to these target buyers throughout the country.

NOTE 2-	GOING CONCERN

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  However, the Company has incurred net income (loss) of $(15,845) and $7,789 for the twelve months ended December 31, 2008 and 2007, respectively, and stockholder’s equity is $11,341 and $27,186 as of December 31, 2008 and 2007, respectively.  The Company has remained in business due, in large part, to certain support and accommodations from a significant related party (see related party footnote).  The Company intends on financing its future development activities from the same sources, until such time that funds provided by operations are sufficient to fund working capital requirements.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

K-KITZ, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 3-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with a maturity of three (3) months or less, when purchased, to be cash equivalents.  Liquid investments with maturities greater than three (3) months are recorded as investments.

Allowance for Doubtful Accounts

Accounts receivable reflect those amounts due to the Company from its customers and reflect the net realizable value of the balances due.  Terms are net 30 days from invoice.  The Company provides an allowance for doubtful accounts which is based upon a review of outstanding receivables as well as historical collection information.  In determining the amount of the allowance, management is required to make certain estimates and assumptions.  Management has determined that no reserve for uncollectible accounts is required as of December 31, 2008 and December 31, 2007.

Inventory

Inventory is valued at the lower of cost or market value which approximates the first in, first out method of inventory flow.  The balance reflects the net realizable value of such inventory.

K-KITZ, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 3-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

We recognize revenue from the sales of our products in accordance with Staff Accounting Bulletins 101 and 104. The criteria for recognition is as follows:

•	persuasive evidence of an arrangement exists,

•	delivery has occurred or services have been rendered,

•	the seller’s price to the buyer is fixed or determinable, and

•	collectability is reasonably assured.

A majority of our revenues are generated through our catalogs, either through the Internet or telephone, at which time the customer places an order. Shipments of products are made as soon as the customized orders are placed in kits and quality checked.  Revenues from sales of kits and related products are recorded when title transfers, which is typically upon shipment.  Most shipments are made by commercial couriers.  Invoicing occurs at shipment, by regular mail.

Recent  Accounting Pronouncements

Business Combinations

In December 2007, the FASB issued FASB Statement No. 141(R), “Business Combinations,” which amends SFAS No. 141, and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for the Company’s fiscal year beginning January 1, 2009 and is to be applied prospectively. The Company has evaluated the potential impact of adopting this statement on the Company’s financial position, results of operations and cash flows and believes that no application  is necessary.

Accounting for Convertible Debt Instruments

In September 2007, the FASB published Proposed FSP No. APB 14-a, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion.” The proposed FSP applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under SFAS 133. Convertible debt instruments within the scope of the proposed FSP are not addressed by the existing APB 14. The proposed FSP would require that the liability and equity components of convertible debt instruments within the scope of the proposed FSP shall be separately accounted for in a manner that reflects the entity’s nonconvertible debt borrowing rate. This will require an allocation of the convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component would be reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest method. The Company has evaluated the potential impact of adopting this statement on the Company’s financial position, results of operations and cash flows and believes that no application is necessary.

K-KITZ, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 3-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards

In June 2007, the EITF reached consensus on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.” EITF Issue No. 06-11 requires that the tax benefit related to dividend and dividend equivalents paid on equity-classifed nonvested shares and nonvested share units, which are expected to vest, be recorded as an increase to additional paid-in capital. EITF Issue No. 06-11 is to be applied prospectively for tax benefits on dividends declared in the Company’s fiscal year beginning January 1, 2008. The Company has evaluated the potential impact of adopting this statement on the Company’s financial position, results of operations and cash flows and believes that no application is necessary.

Fair Value Accounting

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of FAS 159 are effective for the Company’s fiscal year beginning January 1, 2008. The Company does not expect the adoption of FAS 159 to have a material impact on the Company’s financial results.

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of FAS 157 are effective for the Company’s fiscal year beginning January 1, 2008. The Company does not expect the adoption of FAS 157 to have a material impact on the Company’s financial results.

In July 2006, the FASB issued Interpretation No. 48 (FIN No. 48), “Accounting for Uncertainty in Income Taxes.” This interpretation requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. Management is still evaluating what effect this will have on the Company’s financial statements.

K-KITZ, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 3-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In September 2006, the U.S. Securities and Exchange Commission (“SEC”) issued SAB 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”  This SAB provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the company’s financial statements and the related financial statement disclosures. SAB 108 permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The Company does not anticipate that SAB 108 will have a material impact on its financial statements.

NOTE 4 -	MAJOR CUSTOMERS / VENDORS AND ACCRUED EXPENSES

Major Customers and Vendors

A major customer or vendor is a customer or vendor that represents 10% of the Company’s sales or purchases.

For the years ended December 31, 2008 and December 31, 2007, K-Kitz had three major customers representing approximately 80% of the Company’s sales and three major customers representing approximately 69% of the Company’s sales, respectively.

For the years ended December 31, 2008 and December 31, 2007, K-Kitz had three major vendors that represented approximately 91% of the Company’s purchases of merchandise and four major vendors that represented approximately 89% of the Company’s purchases of merchandise, respectively.

Accrued Expenses

As of December 31, 2008, the Company had accrued but unpaid compensation of $45,000, audit fees of $12,500, legal fees of $16,500 and payroll of $408.  As of December 31, 2007, the Company had incurred but unpaid audit fees of $6,250, legal fees of $12,500 and payroll of $183.

NOTE 5-	PROVISION FOR INCOME TAXES

The Company accounts for income taxes following the provisions of SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires deferred tax assets or liabilities to be recognized for the estimated future tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities based on the enacted tax law and statutory tax rates applicable to the periods in which the temporary differences are expected to affect taxable income.

The Company accounts for income taxes using the asset and liability method in accordance with SFAS 109, as amended, which requires that the Company realize deferred income taxes and provide deferred tax assets and liabilities for all significant temporary differences.  The components of income tax expense from continuing operations are presented below:

	2008	2007

Deferred
Federal	-	$1,448
State	-	418
Deferred Tax Expense	-	$1,866

Total Tax Expense	$2,012

The reconciliation of the provision income taxes based on the statutory income tax rate is as follows:

Federal Income Tax @ 15%	$1,448
Net State Tax Expense @ 3.4%	418

Under the asset and liability method of SFAS 109, temporary differences are reported as deferred taxes, measured at current rates, in the financial statements.  The current deferred tax liability results because the Company files its tax return on the cash basis.  Revenue is not recognized until paid, net of accounts payable, for income tax reporting.

Current Deferred Tax liability

	2008	2007

Accounts Receivable	-
Net of accounts payable		$1,448

For 2008, the effective tax rate varies from the maximum federal statutory rate allowable as a result of the following items for the twelve months ended December 31, 2008.

Tax benefit computed at the federal statutory rate of	(15)%

State tax rate, net of federal tax benefit	(3.4)

Increase in valuation allowance	18.4

Effective income tax rate	0%

Deferred income tax assets and the related valuation allowance result principally from the potential tax benefits of net operation loss carryforwards.

The Company has recorded a valuation allowance to reflect the uncertainty of the ultimate utilization of the deferred tax assets:

December 31, 2008

Deferred tax assets	$3,286

Less valuation allowance	(3,286)

Net deferred tax assets	$0

For financial statement purposes no tax benefit has been reported as the Company has had a loss in the latest calendar year and within the current economic environment is not assured of a realization of the tax benefits with a substantial degree of probability.

NOTE 6 -	EARNINGS PER SHARE

Earnings Per Share of Common Stock

Basic net loss per common share is computed using the weighted average number of common shares outstanding.  Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants.  As of December 31, 2007 and 2008, there were no common stock equivalents issued and outstanding.  Therefore, the basic and fully diluted earnings per share are the same.

The following is a reconciliation of the computation for basic and diluted earnings per share:

	December 31, 2008	December 31, 2008

Net income (loss)	$(15,845)	$7,789

Weighted-average common shares Outstanding (basic and fully diluted)	100	100

Earnings per share (basic and fully diluted)	$(158.45)	$77.89

NOTE 7-	STOCKHOLDERS’ EQUITY

The Company has authorized two classes of stock: (a) Preferred stock – 5,000,000 shares authorized at a par value of $0.000001; and (b) Common stock – 95,000,000 shares authorized at a par value of $0.000001.

The Company issued 100 shares of common stock to Kevin A. Lynch in August 2006.

The Company’s founder contributed $19,397 in capital during the year ended December 31, 2006.

NOTE 8 -	RELATED PARTY TRANSACTIONS

Jendco, our largest vendor, is owned by the mother of Jennifer H. Jarvis, our President, Chief Executive Officer and Chief Financial Officer.  Our principal executive offices and warehouse are located within a larger facility owned by Jendco.  Our lease at this location runs from month-to-month, and we currently pay $1,300 in rent per month.  We paid total rent of $15,600 for the years ended December 31, 2008, and 2007 to Jendco.

We sold products to Jendco totaling $17,546 and $11,974 in the years ended December 31, 2008 and 2007, respectively, and had an accounts receivable from Jendco of $13,276 and $6,735 as of December 31, 2008 and 2007, respectively.  We purchased raw materials from Jendco totaling $195,956 and $25,354 in the years ended December 31, 2008 and 2007, respectively, and had an accounts payable from Jendco of $51,480 and $0 as of December 31, 2008 and 2007, respectively.

We believe that all of such transactions and arrangements were advantageous to us and were on terms no less favorable to us than could have been obtained from unaffiliated third parties.

NOTE 9 -	RESTATEMENT OF DECEMBER 31, 2008 FINANCIAL STATEMENTS

The December 31, 2008 financial statements as restated represent increases or decreases in the following items:

	RESTATED	ORIGINAL	DIFFERENCE

Assets	$139,726	$140,606	$880

Liabilities	$128,385	$105,028	$(23,357)

Shareholders’ Equity	$11,341	$35,578	$24,237

The changes reflect primarily the recording of accrued compensation and the changes in the reported income tax amounts relative to that change.

NOTE 10 -	SUBSEQUENT EVENTS (UNAUDITED)

The Company is currently engaged in an offering with total gross proceeds to be raised ranging from $50,000 to $100,000.

On January 24, 2009, the Company redeemed 100 common shares from Kevin Lynch for a total cash payment of $1.00.  Upon redemption, the shares were cancelled and returned to the Company’s treasury.  Also on January 24, 2009, the Company issued Jennifer Jarvis 4,500,000 shares of common stock in consideration for her past performance of services for the Company. The Company did not receive cash in connection with the issuance of those shares.

K-KITZ, INC.
BALANCE SHEET

	June 30,	December 31,	*Pro-Forma December 31,
	2009	2008	2008
Assets		As Restated

Current assets
Cash	$505	$43,717	$43,717
Accounts receivable	51,179	46,218	46,218
Accounts receivable - related party (Jendco)	-	13,276	13,276
Inventory	28,926	26,343	26,343
Prepaid expenses	10,172	10,172	10,172
Total Current Assets	$90,782	$139,726	$139,726

Liabilties and Stockholders' Equity

Current Liabilities
Accounts payable & accrued expenses	$20,216	$31,905	$31,905

Accounts payable - related party (Jendco)	1,500	51,480	51,480
Accrued compensation - related party (Jennifer Jarvis)	-	45,000	-
Total Current Liabilities	21,716	128,385	83,385

Stockholders' Equity
Common stock, $0.000001 par value, 95,000,000 shares authorized; issued & outstanding 4,500,000 as of June 30, 2009 and 100 as of December 31, 2008	5	-	5
Preferred stock, $0.000001 par value, 5,000,000 shares authorized; issued & outstanding as of		-0-
December 31, 2008 & December 31, 2007	-	-	-
Additional paid-in capital	64,392	19,397	64,392
Accumulated retained earnings (deficit)	4,669	(8,056)	(8,056)
Total Stockholders' Equity	69,066	11,341	56,341

Total Liabilities and Stockholders' Equity	$90,782	$139,726	$139,726

* The Pro Forma Balance Sheet reflects the 4,500,000 shares issued to Jennifer Jarvis as of January 24, 2009, in consideration for her past performance of services and not for cash.

The accompanying notes are an integral part of these financial statements.

K-KITZ, INC.
INCOME STATEMENT

	April 1 through June 30, 2009	April 1 through June 30, 2008	January 1 through June 30, 2009	January 1 through June 30, 2008

Revenue	$132,216	$74,952	$154,973	$115,867
Revenue - related party (Jendco)	1,329	4,270	3,327	4,270
Total revenue	133,545	79,222	158,300	120,137
Operating expenses:
Cost of sales	33,947	55,979	49,860	83,846
Cost of sales - related party (Jendco)	66,582	-	66,582	-
Selling, general & administrative expenses	14,767	5,609	29,133	14,223

Total operating expenses	115,296	61,588	145,575	98,069

Deferred income taxes	-	-	-	5,500

Net income	18,249	17,634	12,725	16,568

Earnings per share:
Basic & fully diluted	$0.0041	$176.3400	$0.0033	$165.680

Weighted average shares outstanding:
Basic & fully diluted	4,500,000	100	3,896,661	100

* The Pro Forma Income Statement reflects the 4,500,000 shares issued to the Jennifer Jarvis as of January 24, 2009, in consideration for her past performance of services and not for cash.

 The accompanying notes are an integral part of these financial statements.

K-KITZ, INC.
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIOD ENDED JUNE 30, 2009

	Common Stock
	Shares	Amount	Preferred Stock	Additional Paid In Capital	Accumulated Retained Earnings (Deficit)	Total Stockholders Equity

Balance at January 1, 2007	100	$0.0001	-	$19,397	$-	$19,397

Net income				-	7,789	7,789

Balance at December 31, 2007	100	$0.0001	-	$19,397	$7,789	$27,186

Net loss				-	(15,845)	(15,845)

Balance - December 31, 2008	100	$0.0001	-	$19,397	$(8,056)	$11,341

Net income					12,725	12,725

Stock purchased	(100)	$(0.0001)				-

Stock issued	4,500,000	5.0000		44,995		45,000

Balance - June 30, 2009	4,500,000	$5	-	$64,392	$4,669	$69,066

The accompanying notes are an integral part of these financial statements.

K-KITZ, INC.
STATEMENT OF CASH FLOW

	For the Periods Ended
	June 30,	June 30,	December 31,
	2009	2008	2008
			As Restated
Cash Flows From Operating Activities
Net income (loss)	$12,725	$16,568	$(15,845)

(Increase) decrease in operating assets:
Accounts receivable	(4,961)	(15,608)	(26,821)
Accounts receivable - related party (Jendco)	13,276	6,735	(6,541)
Inventory, prepaid expenses	(2,583)	(16,393)	(7,156)
Increase (decrease) in operating liabilities:

Accounts payable and accrued expenses	(11,689)	2,453	(1,473)
Accrued expenses - related party (Jendco)	(49,980)	-	96,480

Net cash provided from operating activities	$(43,212)	$(6,245)	$38,644

Net increase (decrease) in cash	$(43,212)	$(6,245)	$38,644
Cash - beginning of year	43,717	$5,073	$5,073
Cash - end of year	$505	$(1,172)	$43,717

The accompanying notes are an integral part of these financial statements.

K-KITZ, INC .
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009 AND DECEMBER 31, 2008
(Unaudited)

NOTE 1-	BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of K-Kitz, Inc. (“K-Kitz”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in K-Kitz’s Registration Report filed with the SEC on Form S-1. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal year 2008 as reported in the Form S-1 have been omitted.

NOTE 2 -	GOING CONCERN

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  However, the Company has incurred net income (loss) of $12,725 and $(15,845) for the six months ended June 30, 2009 and the twelve months ended December 31, 2008 respectively and the stockholder’s equity is $69,066 and $11,341 as of June 30, 2009 and December 31, 2008 respectively.  The Company has remained in business due, in large part, to certain support and accommodations from a significant related party (see related party footnote).  The Company intends on financing its future development activities from the same sources, until such time that funds provided by operations are sufficient to fund working capital requirements.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

K-KITZ, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009 AND DECEMBER 31, 2008
(Unaudited)

NOTE 3-	STOCKHOLDERS’ EQUITY

The Company has authorized two classes of stock: (a) Preferred stock – 5,000,000 shares authorized at a par value of $0.000001; and (b) Common stock – 95,000,000 shares authorized at a par value of $0.000001.

On January 24, 2009, the Company redeemed 100 common shares from Kevin Lynch for a total cash payment of $1.00.  Upon redemption, the shares were cancelled and returned to the Company’s treasury.  Also on January 24, 2009, the Company issued Jennifer Jarvis 4,500,000 shares of common stock in consideration for her past performance of services for the Company. The Company did not receive cash in connection with the issuance of those shares.

K-KITZ, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009 AND DECEMBER 31, 2008
(Unaudited)

NOTE 4 -	RELATED PARTY TRANSACTIONS

Jendco, our largest vendor, is owned by the mother of Jennifer H. Jarvis, our President, Chief Executive Officer and Chief Financial Officer.  Our principal executive offices and warehouse are located within a larger facility owned by Jendco.  Our lease at this location runs from month-to-month, and we currently pay $1,300 in rent per month.  We paid total rent of $7,800 and $15,600 in the six month period ending June 30, 2009 and the year ended December 31, 2008 to Jendco.

We sold products to Jendco totaling $3,327 and $17,546 in the six month period ending June 30, 2009 and the year ended December 31, 2008, respectively, and had an accounts receivable from Jendco of $0 and $13,276 as of June 30, 2009 and December 31, 2008, respectively.  We purchased raw materials from Jendco totaling $66,582 and $195,956 in the six month period ending June 30, 2009 and year ended December 31, 2008, respectively, and had an accounts payable from Jendco of $0 and $51,480 as of June 30, 2009 and December 31, 2008, respectively.

We believe that all of such transactions and arrangements were advantageous to us and were on terms no less favorable to us than could have been obtained from unaffiliated third parties.

NOTE 5 -	SUBSEQUENT EVENTS (UNAUDITED)

The Company is currently engaged in an offering with total gross proceeds to be raised ranging from $50,000 to $100,000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution.

The estimated expenses of the offering, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$5.58
Accounting Fees and Expenses	12,500.00
Legal Fees and Expenses	25,000.00
Escrow Agent Fees	400.00
Transfer Agent Fees	1,000.00
Miscellaneous	94.42
Total	$39,000.00

Our estimated offering expenses will be paid from cash on hand.

Item 14.     Indemnification of Directors and Officers.

The only statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Article II of the By-laws of our company, filed as Exhibit 3.2 to the registration statement.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons against liability under the Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15.     Recent Sales of Unregistered Securities.

During the past three years, the registrant has sold the following securities which were not registered under the Securities Act of 1933:

Name and Address	Date	Shares	Consideration

Kevin A. Lynch 1309 S. Roosevelt Columbus, Ohio 43209	August 8, 2006	100	$1.00

Jennifer H. Jarvis 74 Auburn Ave. Columbus, Ohio 43205	January 24, 2009	4,500,000	$45,000.00*
____________
*Ms. Jarvis received 4,500,000 shares of common stock (values at a price of $0.01 per share, or $45,000 in total) in consideration of her past performance of services for the registrant, The registrant did not receive cash in connection with the issuance of those shares.

We issued the foregoing shares of common stock pursuant to Section 4(2) of the Securities Act of 1933.  Both Mr. Lynch and Ms. Jarvis were sophisticated investors and were in possession of all material information relating to the company.  Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was not made to anyone.

Item 16.     Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-K.

Exhibit No.	Document Description

3.1	Certificate of Incorporation, as amended.
3.2	By-laws.
5.1	Opinion of Greenberg Traurig, LLP regarding the legality of the shares being registered.
10.1	Form of Sales Invoice provided to customers.
14.1	Code of Business Conduct and Ethics.
14.2	Code of Ethics for the CEO and Senior Financial Officers.
23.1	Consent of Greenberg Traurig, LLP (included in the opinion filed as Exhibit 5.1).
23.2*	Consent of W.T. Uniack & Co. CPA’s P.C.
99.1	Subscription Agreement.
99.2	Escrow Agreement.

Unless otherwise indicated, exhibits were previously filed.
* Filed herewith.

Item 17.  Undertakings .

A.           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	Intentionally omitted.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Intentionally omitted.

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by  means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amended No. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on September 18, 2009.

K-KITZ, INC.

By:	/s/ Jennifer H. Jarvis
Jennifer H. Jarvis President, Chief Executive Officer and Chief Financial Officer (principal executive officer and principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this Amended No. 3 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jennifer H. Jarvis	President, Chief Executive Officer, Chief	September 18, 2009
Jennifer H. Jarvis	Financial Officer and Director (principal executive officer and principal financial and accounting officer)

/s/ Michael J. Funtjar	Chief Operating Officer, Secretary and	September 18, 2009
Michael J. Funtjar	Director